Exhibit 99.1

CENTRAL FREIGHT LINES, INC. ANNOUNCES MAILING DEFINITIVE PROXY STATEMENT TO STOCKHOLDERS

Waco, TX (PR Newswire) - October 23, 2006 - Central Freight Lines, Inc. (Nasdaq/NMS: CENF) announced today that it has mailed definitive proxy statements to stockholders, which solicit proxies for voting on the pending merger and other matters to be presented at its 2006 Annual Meeting of Stockholders. The previously announced Agreement and Plan of Merger (as amended, the "Merger Agreement") with North American Truck Lines, LLC and Green Acquisition Company provides that Jerry Moyes and certain related parties would become the owners of Central, and Central would cease to be a publicly traded company.

The results of the vote on approval of the Merger Agreement will be announced at the Annual Meeting, which is to be held on November 21, 2006. Upon approval, the merger is expected to close shortly after the Annual Meeting.

Stockholders are urged to read the definitive proxy statement carefully because it will contain important information about Central, the merger transaction, and related matters. Stockholders may obtain free copies of the proxy statement and other documents filed with the SEC by Central through the SEC's web site at www.sec.gov. In addition, stockholders may obtain free copies of the definitive proxy statement from Central.

Central Freight Lines, Inc. is a non-union, less-than-truckload carrier specializing in regional overnight and second day markets in the Midwest, Southwest, West Coast, and Pacific Northwest. Utilizing marketing alliances, Central also provides service to the Great Lakes, Northeast, Southeast, Mexico, and Canada.

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual events may differ materially from those set forth in the forward-looking statements. We undertake no obligation to update any of these forward-looking statements.

With respect to statements regarding the consummation of the merger, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that the satisfaction or waiver of other conditions in the Merger Agreement may cause the meeting or closing of the merger to be delayed; the risk that our business and liquidity will suffer due to uncertainties caused by the announcement of the transaction; the risk that we may not be able to obtain third party and stockholder approvals necessary to consummate the transaction; as well as the risk that the transaction will not close for other reasons.

Corporate Contact:
Jeff Hale, Chief Financial Officer
(480) 361-5295
jhale@centralfreight.com

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